EXHIBIT 99.1

June 25, 2014                                       FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS MAY 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $270.4 million declined 0.3 percent compared to last year’s May, which had one more trading day, and increased 0.7 percent over the preceding month. Modest increases in the Private Client Group segment have been essentially offset by reduced commissions in both the Fixed Income and Equity Capital Markets divisions.

Client assets under administration reached a record $470.2 billion, a 13.9 percent and 1.8 percent increase over the prior year’s May and preceding month, respectively. Financial assets under management of $63.3 billion also reached a new record in May, growing 20.1 percent over last year’s May and 1.8 percent over the preceding month.

“Client assets under administration, financial assets under management, and securities commissions and fees in the Private Client Group segment are benefiting from market appreciation and near-record levels of advisor recruiting activity, which has resulted in record levels of average production,” explained CEO Paul Reilly. “Meanwhile, stubbornly low interest rates and subdued market volatility continue to depress results in the Fixed Income division of the Capital Markets segment.”

Raymond James Bank grew net loans to a record $10.4 billion, a 23.8 percent increase over the prior May and a $100 million increase for the month. Despite an active lending environment, net loan growth at the Bank has decelerated from the first two quarters of the fiscal year due to fewer corporate loan origination opportunities meeting our conservative underwriting criteria.

“We are very well positioned for long-term growth as the key operating metrics in the Private Client Group, Asset Management, and Raymond James Bank segments are consistently achieving new records,” said Reilly. “However, near-term results will continue to be impacted by the extremely difficult environment for Fixed Income.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in approximately 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $470 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on raymondjames.com and the SEC’s website at sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Raymond James Financial, Inc.
Operating Data

	May 2014		April 2014		May 2013
	(21 business days)		(21 business days)		(22 business days)

Total securities commissions and fees (1)	$270.4	mil.	$268.5	mil.	$271.2	mil.

Client assets under administration	$470.2	bil.	$461.7	bil.	$412.7	bil.

Private client group assets under administration	$445.3	bil.	$437.0	bil.	$393.9	bil.

Financial assets under management (2)	$63.3	bil.	$62.2	bil.	$52.7	bil.

Raymond James Bank total loans, net	$10.4	bil.	$10.3	bil.	$8.4	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.